March 11, 2021

To: China Liberal Education Holdings Limited
Room 1618, Zhongguancun MOOC Times Building
18 Zhongguancun Street, Haidian District
Beijing, People' s Republic of China 100190

Re: PRC Legal Opinion for Certain Legal Matters of the Public Offering of China Liberal Education Holdings Limited

We are qualified lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the PRC Laws (as defined below). For the purpose of this opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as the PRC legal counsel to China Liberal Education Holdings Limited (the "Company"), a company incorporated under the laws of the Cayman Islands, in connection with the public offering of the Company (the "Offering") pursuant to the registration statement on Form F-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

In rendering this opinion, we have examined the originals and copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In examining these documents, we have made the following assumptions: (a) that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals; (b) that all documents have been validly authorized, executed and delivered by all of the parties thereto; and (c) that the signatures, seals and chops on the documents submitted to us are genuine.

As used herein, (a) "Government Authorizations" means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearance, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies; (b) "PRC Laws" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, legislations of the PRC which are officially published and publicly available; and (c) "Prospectus" means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Opinion

Based upon the foregoing, we are of the opinion that:

1. With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. M&A Rule requires, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. China Liberal (Beijing) Education Technology Co., Ltd., the PRC Company was originally established as a foreign-invested enterprise rather than a PRC domestic company as provided by the M&A Rules, and hence the Company is not a special purpose vehicle formed or controlled by PRC companies or individuals as defined under the M&A Rules. Therefore, the Company is not required to obtain the prior approval from CSRC for the listing and trading of the Company's ordinary shares on an overseas stock exchange.

2. Taxation

The statements set forth under the caption "Taxation" in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

3. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4. Statements in the Prospectus

The statements in the Prospectus under the captions "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations – Provision for Income Taxes", "Business", "Enforceability of Civil Liabilities", "Use of Proceeds" "Regulations", "Management", "Taxation – People's Republic of China Enterprise Taxation", "Dividend Policy" and "Legal Matters", insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

The opinion set out in this letter is given on the basis of PRC laws effective as at the date hereof. There is no assurance that such laws and regulations will not be repealed, amended, re-interpreted or replaced in the immediate future or in the long term with or without retrospective effect.

We hereby consent to the use of our name under the captions "Risk Factors", "Enforceability of Civil Liabilities", "Regulations", "Taxation" and "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

Beijing H&J Law Firm

Beijing H&J Law Firm